Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184761

PROSPECTUS SUPPLEMENT NO. 15
(To Prospectus dated March 28, 2013)

592,000 Shares

Tengion, Inc.

This Prospectus Supplement No. 15 supplements the prospectus dated March 28, 2013 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-184761). The Prospectus and this prospectus supplement relate to the disposition from time to time of up to 592,000 shares of our common stock, which are held or may be held by the stockholders named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On December 3, 2013, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. The text of such Form 8-K is attached hereto.

Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 22 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 3, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2013

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3929 Westpoint Blvd., Suite G
Winston-Salem, NC 27103
(Address of principal executive offices, with zip code)

(336) 722-5855
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 2, 2013, Tengion, Inc. (the “Company”) issued notices (the “Notices”) to the holders (the “2012 Investors”) of senior secured notes issued on October 2, 2012 and to the holders (the “2013 Investors” and together with the 2012 Investors, the “Investors” and each, an “Investor”) of senior secured notes issued on June 28, 2013 stating that the Company plans to issue shares of common stock (the “Shares”), $0.001 par value per share (the “Common Stock”), or warrants to purchase Common Stock for nominal consideration (the “Warrants”), to the 2012 Investors in satisfaction of $380,117.37 in interest payments and to the 2013 Investors in satisfaction of $473,306.28, each due on January 2, 2014.  The Shares will be freely tradable.  The Company would issue the Warrants if the issuance of Common Stock would result in an Investor owning more than 9.985% of the total number of outstanding shares of Common Stock of the Company.  The Warrants would become exercisable only to the extent that an exercise would not result in an Investor’s ownership exceeding the aforementioned 9.985% ownership limitation. The Shares will be issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the regulations promulgated thereunder.  All of the Investors are either accredited investors (as defined in the Securities Act) or are located outside of the United States and no public solicitation will be involved in connection with the issuance of the Shares.

The foregoing description of the Notices is qualified in its entirety by reference thereto, which are filed as Exhibit 99.1 and Exhibit 99.2 to this Current Report and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Share Issuance Notice delivered to the holders of senior secured notes issued on October 2, 2012, dated December 2, 2013

99.2	Share Issuance Notice delivered to the holders of senior secured notes issued on June 28, 2013, dated December 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: December 3, 2013	By: /s/ A. Brian Davis
A. Brian Davis
Chief Financial Officer and Senior Vice President, Finance

Exhibit Index

Exhibit No.	Description

99.1	Share Issuance Notice delivered to the holders of senior secured notes issued on October 2, 2012, dated December 2, 2013

99.2	Share Issuance Notice delivered to the holders of senior secured notes issued on June 28, 2013, dated December 2, 2013